Exhibit 10.25

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

by and between

KOCH PIPELINE COMPANY, L.P.

and

ONEOK, INC.

for the sale of the Mid-Continent NGL Assets

This Amendment No. 1 to Asset Purchase Agreement (the “Amendment”), dated June 28, 2005, is made by and between Koch Pipeline Company, L.P., a Delaware limited partnership (“Seller”), and ONEOK, Inc., an Oklahoma corporation (“Purchaser” and, together with Seller, the “Parties”). Capitalized terms used herein but not defined shall have the meaning set forth in the Purchase Agreement, as defined below.

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement, dated May 9, 2005 (the “Purchase Agreement” and, as amended by this Amendment, the “Agreement”), relating to the sale and transfer of certain assets and liabilities by Seller to Purchaser;

WHEREAS, Purchaser desires to restructure the transactions, among other things, so that (a) the Purchased Assets are in a separate legal entity for operational purposes and for ease of potential future transfer, and (b) Purchaser has the benefit of a separate legal entity potentially to insulate Purchaser from liabilities arising from the future operations of the Purchased Assets; and

WHEREAS, Seller, at the request of Purchaser, has agreed to cooperate in the transfer of the Purchased Assets to KPL NGL (as defined herein) prior to the Closing Date, at no cost, risk, expense or liability to Seller, so that Purchaser may acquire the Equity Interests (as defined herein) rather than the Purchased Assets, pursuant to the express terms of this Amendment.

NOW THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Certain Definitions.

(a) Section 1.1(a) of the Purchase Agreement is amended to add the following definition in appropriate alphabetical order:

“ “Transfer Companies” means, collectively, KPL Gas Storage Holdings, LLC, a Delaware limited liability company (“KPL LLC”), KPL NGL Pipeline, LP, a Delaware limited partnership (“KPL NGL”) and KPL Holdings, LLC, a Delaware limited liability company (“KPL Holdings”).”

(b) Section 1.1(b) of the Purchase Agreement is amended to add the following defined terms in appropriate alphabetical order:

“Act	6.7
Equity Interests	2.1
KPL Cayman	2.1
KPL Holdings	1.1 (in the definition of Transfer Companies)
KPL LLC	1.1 (in the definition of Transfer Companies)
KPL NGL	1.1 (in the definition of Transfer Companies)”

2. Purchase and Sale of Assets. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, the first sentence of Section 2.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from KPL Cayman Ltd., a Cayman Islands limited company (“KPL Cayman”), and Seller shall cause KPL Cayman to sell, transfer, assign, convey and deliver to Purchaser 100% of the member interests (the “Equity Interests”) in KPL Holdings.”

3. Excluded Assets. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Section 2.2 of the Purchase Agreement shall be amended by replacing “Purchaser” with “KPL NGL” each time such term appears therein.

4. Assumption of Liabilities. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions:

(a) the first sentence of Section 2.3 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser and KPL NGL shall jointly and severally assume, effective as of the Effective Time, and shall timely perform and discharge in accordance with their respective terms, all Liabilities arising under, related to, or in connection with, the Business or the Purchased Assets whether arising on, before or after the Closing Date, other than the Retained Liabilities (collectively, the “Assumed Liabilities”), including the following Liabilities:”

(b) Section 2.3(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“except as set forth in Section 2.4(b), all transfer Taxes and all other Taxes applicable to the transfer of the Purchased Assets or the transfer of the Equity Interests and all Taxes imposed upon or arising from the Purchased Assets or the Equity Interests, including but not limited to all ad valorem, property and similar Taxes;”

(c) Section 2.3(f) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“all other Liabilities with respect to the Business, the Purchased Assets, the Equity Interests or the Transferred Employees; and”

5. Retained Liabilities. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, the first sentence of Section 2.4 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“None of the Purchaser or the Transfer Companies will assume or be liable for any Retained Liabilities.”

6. Further Conveyances. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Sections 2.5(b) and (c) of the Purchase Agreement shall be deleted in their entirety and replaced with the following:

“(b) From time to time after the Closing, at Purchaser’s sole cost and expense, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to KPL NGL and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to KPL NGL in the transfer of the Purchased Assets by Seller to KPL NGL prior to Closing.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Purchaser and the Transfer Companies, at

Purchaser’s request for up to 180 days after the Closing Date in endeavoring to obtain any consents with respect to Material Contracts, Real Property Leases, Personal Property Leases or Permits where consents have not been obtained before the Closing Date; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall, and shall cause their Affiliates to, use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser and the Transfer Companies shall be jointly and severally liable for such Liabilities. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller for KPL NGL and the covenants and obligations thereunder shall be performed by KPL NGL or its Affiliates in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for KPL NGL’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide KPL NGL with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to KPL NGL all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes KPL NGL, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints KPL NGL its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to KPL NGL’s performance of, or failure to perform, such obligations under the Nonassignable Assets.”

7. Consideration. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Section 3.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“3.1 Consideration. The aggregate consideration for the Equity Interests shall be an amount in cash equal to FOUR HUNDRED MILLION DOLLARS ($400,000,000.00) (the “Purchase Price”).”

8. Closing Date. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Sections 4.1 and 4.3 of the Purchase Agreement shall be amended by replacing the phrase “purchase of the Purchased Assets” with the phrase “purchase of the Equity Interests.”

9. Representations and Warranties of Seller. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, the following Section 5.21 shall be added to the Purchase Agreement:

“5.21 Transfer Companies.

(a) KPL Cayman is the record and beneficial owner of the Equity Interests, free and clear of any and all Liens other than transfer restrictions imposed by securities Laws. KPL Cayman has the power and authority to sell, transfer, assign and deliver the Equity Interests as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Equity Interests, free and clear of any and all Liens.

(b) KPL Holdings is the record and beneficial owner of 100% of the member interests in KPL LLC, and of the 99% limited partner interest in KPL NGL. KPL LLC is the record and beneficial owner of the 1% general partner interest in KPL NGL.

(c) None of the Transfer Companies has, and as of the Closing none of the Transfer Companies shall have, any assets, liabilities or obligations other than the Purchased Assets, the Assumed Liabilities and equity interests in other Transfer Companies.”

10. Representations and Warranties of Purchaser. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, the following Section 6.7 shall be added to the Purchase Agreement:

“6.7 Securities Matters. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”), and is acquiring the Equity Interests solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that (a) the Equity Interests have not been registered under the Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Equity Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.”

11. Organization of Transfer Companies.

(a) The following Section 7.18 is added to the Purchase Agreement:

“Section 7.18 Organization of Transfer Companies.

(a) Prior to the Closing Date, Seller shall take such actions as are reasonably necessary to create and organize the Transfer Companies and maintain them in good standing until the Closing Date. Purchaser shall take all such actions as may reasonably be requested by Seller to assist Seller in the organization of the Transfer Companies. Purchaser shall pay all costs and expenses relating to the organization of the Transfer Companies.

(b) On or prior to the Closing Date, Seller shall cause to be transferred to KPL NGL all of Seller’s right, title and interest in, to and under the Purchased Assets, effective as of 5 a.m. on the Closing Date, and in connection with such transfer, Seller shall execute and deliver documents substantially in the form of Exhibits F, G, H, I and J attached hereto to KPL NGL.”

(b) The Exhibits F-J attached hereto shall serve as the Exhibits F-J for the Agreement.

12. Conditions Precedent to Obligations of Purchaser.

(a) Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Section 8.1(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) Subject to supplementation pursuant to Section 7.13, Seller shall be deemed to remake the representations and warranties of Seller set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the moment immediately prior to the transfer of the Purchased Assets by Seller to KPL NGL as though made at such moment, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect.”

(b) Section 8.1(b) of the Purchase Agreement is deleted in its entirety and replaced with the following:

“(b) Seller shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date (other than Section 7.18); provided, however, that in the event of any failure to comply, the condition set forth in this Section 8.1(b) shall be deemed satisfied unless the effect of any such failure to comply results in a Material Adverse Effect.”

(c) Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Sections 8.1(e)-(i) of the Purchase Agreement shall be deleted in their entirety and replaced with “Intentionally Omitted”, and the Exhibits A-E attached to the Purchase Agreement shall be deleted in their entirety.

13. Conditions Precedent to Obligations of Seller. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions:

(a) Section 8.2(f) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Purchaser shall have delivered, or caused to be delivered, to Seller an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit G, signed by an authorized officer of Purchaser.”

(b) Sections 8.2(g) and (h) of the Purchase Agreement shall be deleted in their entirety and replaced with “Intentionally Omitted.”

14. Indemnification by Seller. Section 9.2(a) of the Purchase Agreement is deleted in its entirety and replaced with the following:

“(a) Subject to Sections 7.13, 9.1 and 9.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers,

employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising directly from (i) any breach of the representations, warranties, covenants or agreements made by Seller in this Agreement (other than Section 7.18), (ii) any Excluded Asset or (iii) any Retained Liability.”

15. Indemnification by Purchaser. Section 9.3(b) of the Purchase Agreement is amended to be Section 9.3(c) and the following shall be added as a new Section 9.3(b):

“(b) Subject only to the Purchaser’s right to seek indemnity from Seller pursuant to the express provisions of Section 9.2(a), Purchaser hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising from the transfer of the Purchased Assets and Assumed Liabilities to KPL NGL or the transfer of the Equity Interests to Purchaser.”

16. Limitations on Indemnification. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, Section 9.5(f) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(f) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Schedules hereto), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the Transfer Companies, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities, Seller’s Affiliates or the transactions contemplated by this Agreement, and Seller disclaims any representations or warranties, whether made by Seller or its Affiliates, officers, directors, employees, agents or representatives. Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V (as modified by the Schedules hereto as supplemented or amended). In furtherance of the foregoing, except for the representations and warranties contained in Article V (as modified by the Schedules hereto), Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to a Purchaser Indemnified Party or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business or the Purchased Assets or other publications or data room information provided to Purchaser or its Affiliates or representatives, or any other document or information in any form provided to Purchaser or its Affiliates or representatives in connection with the sale of the Equity Interests and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates) or for Purchaser’s use of any such information.”

17. No Consequential Damages. Section 9.7 of the Purchase Agreement is deleted in its entirety and replaced with the following:

“NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT (EXCEPT AS SET FORTH IN THE NEXT SENTENCE) OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY (PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH PURCHASER’S FAILURE TO CONSUMMATE THE CLOSING IN VIOLATION OF THIS AGREEMENT). THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO (I) SELLER’S RIGHT TO INDEMNIFICATION PURSUANT TO SECTION 9.3(B) OR (II) ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST A PURCHASER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE IX.”

18. Specific Performance. Section 10.12 of the Purchase Agreement is deleted in its entirety and replaced with the following:

“Without limiting any other rights or remedies of the parties under this Agreement, to the extent all of the conditions to Closing set forth in Article VIII have either been satisfied or waived and a party to this Agreement fails to consummate the Closing, the other party hereto shall have the right to seek a decree of specific performance to cause the breaching party to so consummate the Closing; provided, however, Purchaser shall have no right to seek specific performance with respect to Seller’s obligations under Section 7.18.”

19. Indemnification and Oklahoma Sales Tax Payment. Notwithstanding any position to the contrary which Purchaser may take regarding the applicability of any Oklahoma Transfer Taxes to a sale of the Equity Interests (and without prejudice to the right of Purchaser, at its sole liability, cost, risk and expense, to seek a refund from the State of Okalahoma of any such Transfer Taxes paid as a result of the Closing of a sale of the Equity Interests), Purchaser agrees to pay, by remitting such Transfer Taxes to Seller at Closing or otherwise providing for the payment of such Transfer Taxes in a manner satisfactory to Seller, all Oklahoma Transfer Taxes that would have been payable in the case of a sale of the Purchased Assets to Purchaser. In addition, Purchaser agrees to indemnify and hold the Seller Indemnified Parties harmless, without duplication, from and against any and all Losses incurred as a result of (a) the change in the form of the transactions contemplated by the Agreement from a sale of the Purchased Assets to a sale of the Equity Interests, and (b) any effort by Purchaser to seek any refund of Oklahoma Transfer Taxes paid as a result of a sale of the Equity Interests.

20. Conforming Changes; Effect of Amendment. Subject to Seller having completed the transactions contemplated by Section 7.18 of the Agreement pursuant to paragraph 11 of this Amendment and effective as of the completion of such transactions, this Amendment shall be deemed to include such other conforming changes as may be necessary, if any, in order to conform the terms of the Purchase Agreement to the terms of an agreement for the sale of the Equity Interests, provided, however, that in no event shall such conforming changes expand any representations and warranties made by, or any obligations of, Seller, nor shall any such conforming changes impose additional liabilities on Seller beyond those specifically set forth in the other paragraphs of this Amendment. Except as expressly amended herein, including to the extent set forth in the preceding sentence, all terms and provisions of the Purchase Agreement shall remain in full force and effect, and are hereby ratified, approved and confirmed in every respect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ONEOK, INC.

By:	/s/ John W. Gibson
Name:	John W. Gibson
Title:	President – ONEOK Energy Companies

KOCH PIPELINE COMPANY, L.P.

By:	Koch Pipeline Company, LLC, its general partner

By:	/s/ Patrick McCann
Name:	Patrick McCann
Title:	President

Exhibit F

Form of § 1445 Certificate

See Attached.

Exhibit G

Form of Assignment and Assumption Agreement

See Attached.

Exhibit H

Form of Bill of Sale

See Attached.

Exhibit I

Form of Assignment and Assumption Agreement for Property Rights

See Attached.

Exhibit J

Form of Special Warranty Deed

See Attached.